Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2023

SECOND QUARTER FINANCIAL RESULTS

●	Second quarter sales up 5.8% year-over-year
●	Second quarter profitability improves significantly with net income attributable to Twin Disc of $1.1 million, and EBITDA* of $6.3 million
●	Six-month backlog of $124.0 million at December 30, 2022, up 22.5% from June 30, 2022, and up 25.4% from December 31, 2021
●	Management remains optimistic financial and operating results will accelerate throughout fiscal year 2023

RACINE, WISCONSIN — February 3, 2023 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2023 second quarter and first half ended December 30, 2022.

Sales for the fiscal 2023 second quarter were $63.4 million, compared to $59.9 million for the same period last year. The 5.8% increase in fiscal 2023 second quarter net sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The positive impact of improving market conditions has been partially offset by significant global supply chain challenges, which continued to limit sales growth in the quarter. Foreign currency exchange had a $5.0 million negative impact on fiscal 2023 second quarter sales and a $9.9 million negative impact on fiscal 2023 year-to-date sales. Year-to-date sales increased 10.8% to $119.3 million, compared to $107.7 million for the fiscal 2022 first half. Excluding the unfavorable impact of foreign currency translation, sales improved 14.2% for the quarter and 20.0% for the first half.

John H. Batten, President and Chief Executive Officer, commented: “Positive demand across our global markets continued to support sales and backlog growth during the fiscal 2023 second quarter. The progress we are making is encouraging as we remain focused on navigating supply chain challenges and higher component costs. This is a testament to the hard work and dedication of our global team members. Profitability at our European operations increased significantly during the second quarter as pricing and efficiencies improved, which combined with a favorable mix of sales, increased gross profit dollars by 26.3% during the second quarter from the same period a year ago.”

“Our six-month backlog at December 30, 2022, was $124.0 million, compared to $98.9 million at December 31, 2021, and $101.2 million at June 30, 2022. Bookings at our Veth operation were particularly strong, as we gain traction for new applications and our presence grows in geographies not traditionally served by Veth prior to our July 2018 acquisition. While demand for aftermarket oil and gas components strengthened during the second quarter, we have not yet seen significant orders for new transmission systems from North American pressure pumping operators. We continue to anticipate renewed investments from North American pressure pumping operators will benefit our financial results during fiscal year 2023. While the economic environment remains extremely fluid, I am pleased by the progress we are making and we continue to believe fiscal 2023 will be a year of sales growth and higher profitability,” concluded Mr. Batten.

Gross profit percent for the fiscal 2023 second quarter was 26.9%, compared to 22.5% for the same period last year and 23.8% for the fiscal 2023 first quarter. The 440-basis point year-over-year increase in gross profit margin percentage was primarily due to improved efficiencies, prudent selling price adjustments to offset higher raw material prices, and a more profitable mix of sales. Year-to-date, gross margin was 25.4% compared to 25.0% for the fiscal 2022 first half.

For the fiscal 2023 second quarter, marketing, engineering and administrative (ME&A) expenses increased by $0.7 million to $16.0 million, compared to $15.3 million for the fiscal 2022 second quarter. The 4.7% increase in ME&A expenses in the quarter was primarily due to the incremental impact of prior year COVID subsidies in the Netherlands ($0.7 million), increased spending on professional fees ($0.5 million) and an inflationary impact on wages and salaries ($0.2 million). These increases were partially offset by a currency translation reduction of approximately ($0.8 million). As a percentage of revenues, ME&A expenses improved to 25.2% for the fiscal 2023 second quarter, compared to 25.5% for the same period last fiscal year. Year-to-date, ME&A expenses were $31.1 million, compared to $28.4 million for the fiscal 2022 first half. As a percent of revenues, ME&A expenses were 26.0% for the fiscal 2023 first half, compared to 26.3% for the same period last fiscal year.

During the fiscal 2023 second quarter, Twin Disc completed the sale of a real estate property located in Nivelles, Belgium for net proceeds of $7.2 million, which resulted in a gain of $4.2 million and was recorded in other operating income for the fiscal 2023 second quarter.

For the fiscal 2023 second quarter and first half, Twin Disc recorded other expense of $0.8 million and $1.0 million, respectively, primarily attributable to translation losses related to Euro denominated liabilities. For the fiscal 2022 second quarter and first half, Twin Disc recorded other income of $0.5 million and $0.1 million, respectively, also attributable to currency translation movements related to Euro denominated liabilities.

For the six months ended December 30, 2022 and December 31, 2021, the Company’s effective income tax rate was 175.9% and -131.1%, respectively. The current and prior year rate was significantly impacted by a full domestic valuation allowance along with the mix of foreign earnings by jurisdiction.

Net income attributable to Twin Disc for the fiscal 2023 second quarter was $1.1 million, or $0.08 per diluted share, compared to a net loss attributable to Twin Disc of ($3.8 million), or ($0.29) per share, for the fiscal 2022 second quarter. Year-to-date, the net loss attributable to Twin Disc was ($0.9 million), or ($0.07) per share, compared to a net loss attributable to Twin Disc of ($1.9 million), or ($0.14) per share for the fiscal 2022 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $6.3 million for the fiscal 2023 second quarter, compared to a loss of ($0.2 million) for the fiscal 2022 second quarter. For the fiscal 2023 first half, EBITDA was $6.3 million, compared to $5.2 million for the fiscal 2022 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We continue to pursue strategies that strengthen our balance sheet and improve our fixed cost structure. The progress we have made during fiscal 2023 is encouraging as we successfully monetize several of our under-utilized assets including our facility in Belgium during the fiscal 2023 second quarter. These actions, combined with positive operating cash flow during the fiscal 2023 second quarter, continued to strengthen our balance sheet and at December 30, 2022, our net debt* (total debt less cash) improved by 23.4% from June 30, 2022. Unfortunately, challenging supply chain and shipping conditions continued to impact inventory levels during the second quarter, and reducing inventory remains a key priority during the second half of fiscal 2023. As our growing backlog converts to sales, we believe we will generate higher levels of positive operating cash flow throughout the remainder of fiscal 2023, further strengthening our balance sheet.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on February 3, 2023. To participate in the conference call, please dial 877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time February 3, 2023, until midnight February 10, 2023. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 13735510.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021

Net sales	$63,351	$59,889	$119,264	$107,650
Cost of goods sold	46,328	46,407	88,944	80,721
Gross profit	17,023	13,482	30,320	26,929

Marketing, engineering and administrative expenses	15,983	15,267	31,063	28,357
Restructuring expenses	164	1,190	174	1,238
Other operating (income) loss	(4,150)	45	(4,150)	(2,894)
Income (loss) from operations	5,026	(3,020)	3,233	228

Interest expense	594	574	1,160	1,104
Other (income) expense, net	789	(466)	1,049	(110)

Income (loss) before income taxes and noncontrolling interest	3,643	(3,128)	1,024	(766)
Income tax expense	2,489	622	1,801	1,004

Net income (loss)	1,154	(3,750)	(777)	(1,770)
Less: Net earnings attributable to noncontrolling interest, net of tax	(15)	(86)	(112)	(144)
Net income (loss) attributable to Twin Disc	$1,139	$(3,836)	$(889)	$(1,914)

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.08	$(0.29)	$(0.07)	$(0.14)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.08	$(0.29)	$(0.07)	$(0.14)

Weighted average shares outstanding data:
Basic shares outstanding	13,460	13,296	13,434	13,288
Diluted shares outstanding	13,699	13,296	13,434	13,288

Comprehensive income (loss)
Net income (loss)	$1,154	$(3,750)	$(777)	$(1,770)
Benefit plan adjustments, net of taxes of $1, $(115), $3, and $2, respectively	(515)	623	3	1,007
Foreign currency translation adjustment	8,392	(1,701)	2,064	(3,639)
Unrealized gain on cash flow hedge, net of income taxes of $0, $(63), $0, and $0, respectively	(595)	735	197	939
Comprehensive income (loss)	8,436	(4,093)	1,487	(3,463)
Less: Comprehensive income (loss) attributable to noncontrolling interest	74	(61)	210	(197)

Comprehensive income (loss) attributable to Twin Disc	$8,510	$(4,154)	$1,697	$(3,660)

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Net income (loss) attributable to Twin Disc	$1,139	$(3,836)	$(889)	$(1,914)
Interest expense	594	574	1,160	1,104
Income taxes	2,489	622	1,801	1,004
Depreciation and amortization	2,126	2,461	4,266	5,011
Earnings (loss) before interest, taxes, depreciation and amortization	$6,348	$(179)	$6,338	$5,205

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	For the Quarter Ended
	December 30, 2022	June 30, 2022
Current maturities of long-term debt	$2,000	$2,000
Long-term debt	29,927	34,543
Total debt	31,927	36,543
Less cash	13,528	12,521

Net debt	$18,399	$24,022

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 30,	June 30,
	2022	2022
ASSETS
Current assets:
Cash	$13,528	$12,521
Trade accounts receivable, net	39,392	45,452
Inventories	136,810	127,109
Assets held for sale	2,968	2,968
Prepaid expenses	10,871	7,756
Other	7,228	8,646

Total current assets	210,797	204,452

Property, plant and equipment, net	39,683	41,615
Right-of-use assets operating leases	12,807	12,685
Intangible assets, net	11,798	13,010
Deferred income taxes	2,403	2,178
Other assets	2,766	2,583

TOTAL ASSETS	$280,254	$276,523

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	28,906	28,536
Accrued liabilities	55,939	50,542

Total current liabilities	86,845	81,078

Long-term debt, less current maturities	29,927	34,543
Lease obligations	10,278	10,575
Accrued retirement benefits	10,587	9,974
Deferred income taxes	3,506	3,802
Other long-term liabilities	5,346	5,363

Total liabilities	146,489	145,335

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	41,444	42,551
Retained earnings	134,141	135,031
Accumulated other comprehensive loss	(29,880)	(32,086)
	145,705	145,496
Less treasury stock, at cost (819,398 and 960,459 shares, respectively)	12,562	14,720

Total Twin Disc shareholders' equity	133,143	130,776

Noncontrolling interest	622	412
Total equity	133,765	131,188

TOTAL LIABILITIES AND EQUITY	$280,254	$276,523

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Two Quarters Ended
	December 30, 2022	December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(777)	$(1,770)
Adjustments to reconcile net (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	4,266	5,011
Gain on sale of assets	(4,203)	(2,939)
Restructuring expenses	(1)	(111)
Provision for deferred income taxes	(1,105)	(1,156)
Stock compensation expense and other non-cash charges, net	1,564	1,848
Net change in operating assets and liabilities	288	(1,932)

Net cash provided (used) by operating activities	32	(1,049)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(4,734)	(1,750)
Proceeds from sale of fixed assets	7,152	9,152
Proceeds on note receivable	-	500
Other, net	385	140

Net cash provided by investing activities	2,803	8,042

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	42,898	51,410
Repayments of revolving loan arrangements	(46,628)	(55,552)
Repayments of other long-term debt	(839)	(2,541)
Payments of withholding taxes on stock compensation	(463)	(487)

Net cash (used) by financing activities	(5,032)	(7,170)

Effect of exchange rate changes on cash	3,204	(1,040)

Net change in cash	1,007	(1,217)

Cash:
Beginning of period	12,521	12,340

End of period	$13,528	$11,123

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